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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           THREE MONTH PERIOD          NINE MONTH PERIOD
                                                           ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                           -------------------        -------------------
                                                           1997          1996         1997          1996
                                                           ----          ----         ----          ----
EARNINGS PER COMMON AND DILUTIVE
  COMMON EQUIVALENT SHARE:
  Net Income                                               $ 6,949       $ 2,261       $17,650      $ 7,491
                                                           =======       =======       =======      =======
  Shares:
  Weighted average number of common
      shares outstanding                                    21,259        17,873        21,018       17,839
  Weighted average number of additional shares
      issuable for common stock equivalents (a)              1,082         1,088         1,233          902
                                                           -------       -------       -------      -------
         Adjusted common shares                             22,341        18,961        22,251       18,741
                                                           =======       =======       =======      =======

EARNINGS PER SHARE - PRIMARY                               $  0.31       $  0.12       $  0.79      $  0.40
                                                           =======       =======       =======      =======

EARNINGS PER COMMON SHARE ASSUMING
  FULL DILUTION:
  Net Income                                               $ 6,949       $ 2,261       $17,650      $ 7,491
                                                           =======       =======       =======      =======
  Shares:
  Weighted average number of common
      shares outstanding                                    21,259        17,873        21,018       17,839
  Weighted average number of additional shares
      issuable for all dilutive common stock
      equivalents (a)                                        1,153         1,170         1,301          939
                                                           -------       -------       -------      -------
         Shares as adjusted for all dilutants               22,412        19,043        22,319       18,778
                                                           =======       =======       =======      =======

EARNINGS PER SHARE - FULLY DILUTED                         $  0.31       $  0.12       $  0.79      $  0.40
                                                           =======       =======       =======      =======


(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive common stock equivalents.